Exhibit 99.1



NEWS BULLETIN




FOR FURTHER INFORMATION:
At the company:
Bruce P. Erdel
Vice President - Finance
(417) 890-0102

FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 23, 2000

SPRINGFIELD, Mo., August 23, 2000 - DT Industries, Inc. (Nasdaq: DTII)
announced today that, in the finalization of its audit of the company's financial results for the fiscal year ended June 25, 2000, PricewaterhouseCoopers, the company's independent auditors, requested additional time in order to continue to investigate an overstatement of certain asset accounts at Kalish Inc., the company's wholly-owned subsidiary headquartered in Montreal Canada. The company believes that the problems are limited to Kalish. Working diligently with PricewaterhouseCoopers, the company is attempting to determine the impact of any discrepancies on its fiscal year 2000 financial results and on the results of any prior reporting periods. The discrepancies are likely to be material and could impact previously reported earnings for the 1997, 1998 and 1999 fiscal years, and for the fiscal quarters during those years and during fiscal year 2000. As a result, the company does not expect to release its financial statements for the fiscal year just ended until the amounts have been quantified and any necessary restatements have been made. Pending completion of the audit, the company warned its fiscal 1997, 1998 and 1999 financial statements should not be relied upon.

The Board of Directors of the company has authorized the Audit and Finance Committee to take all appropriate action to identify the causes of these discrepancies and to make appropriate recommendations to ensure that similar issues do not recur in the future.

Pending the analysis of these discrepancies and their cause, the senior financial officer of Kalish has been placed on administrative leave. For the time being, all financial matters pertaining to Kalish will be handled by the company's Internal Audit Department.


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DT Industries, Inc.
Add 1

In other matters, the company made two additional announcements:

o Several months ago, the company's Board of Directors began to explore various alternatives available to the company aimed at reducing the company's leverage and repaying a portion or all of its borrowings under its Senior Revolving Credit Facility, with the objective of enhancing shareholder value. On August 11, 2000, the Board of Directors approved the retention of the investment banking firm of Brown, Gibbons, Lang & Company, LP to assist it in looking at various alternatives with particular emphasis on the possible divestiture of one or more business units. Brown, Gibbons, Lang & Company, headquartered in Cleveland, Ohio, serves as a financial advisor to middle market companies with expertise in assisting companies to divest properties that do not fit their strategic plans over the longer-term.

o Still further, the company announced that Bruce P. Erdel - Senior Vice President, Finance and Administration - has resigned his position. Mr. Erdel will remain with the company to assist it and the Audit and Finance Committee in resolving the matters at Kalish and in effecting a meaningful transition in the responsibilities of his current position. The Board of Directors has appointed Mr. Wayne W. Schultz to succeed Mr. Erdel on an interim basis until a search can be completed for a permanent replacement. Mr. Schultz, Vice President of Administration for the company's Automation Group, is a Certified Public Accountant and holds bachelor's degrees from Eastern Michigan University and the University of Michigan, as well as a master's degree in Finance from Walsh College. Mr. Schultz has been with the company for 13 years. He will assume his expanded responsibilities immediately.

DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.

Certain statements included herein that are not historical statements about the company's expectations or beliefs, are forward-looking statements. The company's actual results for current or future periods could differ materially from the expected results because of a variety of factors, including the results of the investigation into the discrepancies described herein, economic downturns in industries served, delays or cancellations of customer orders, delays in shipping dates of products, cost overruns on certain projects, excess product warranty expenses, collectability of past due customer receivables, changes in interest rates, increased inflation, currency exchange fluctuations and other factors described in the company's filings with the U.S. Securities and Exchange Commission.